UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                                                                                           July 20, 2009

Merge Healthcare Incorporated
(Exact name of registrant as specified in its charter)

Delaware	39-1600938
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

6737 West Washington Street, Suite 2250
Milwaukee, Wisconsin	53214
(Address of Principal Executive Offices)	(ZIP Code)

(414) 977-4000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.01 Completion of Acquisition or Disposition of Assets.

On July 15, 2009, as previously announced, Merge Healthcare Incorporated (the “Registrant”) through its wholly-owned subsidiary, Merge Acquisition Corp., a Delaware corporation (the “Offeror”), completed an offer (the "Offer") to exchange for each outstanding share of etrials Worldwide, Inc. (“etrials”) common stock, par value $0.0001 per share (the “Shares”), validly tendered in the offer and not withdrawn, $0.80 in cash, without interest, and 0.3448 shares of the Registrant’s common stock, par value $0.01 per share (collectively, the “Consideration”).  This offer was the first step in the Registrant’s plan to acquire all of the outstanding shares of etrials pursuant to an Agreement and Plan of Merger, dated May 30, 2009, among Registrant, etrials and Offeror (the “Merger Agreement”).

In accordance with the terms of the Merger Agreement, on July 20, 2009, following the completion of the Offer, Offeror exercised its right to acquire newly issued Shares at a price per share equal to $1.70 in order to own, on a fully-diluted basis, at least 90% of the issued and outstanding Shares (the “Top-Up Option”).  Pursuant to the Top-Up Option, Offeror acquired an additional 6,725,000 Shares for $11,432,500.  The payment related to the Top-Up Option was made using a demand promissory note issued by Offeror.

Immediately following the exercise of the Top-Up Option, Offeror filed a Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and merged with and into etrials pursuant to a “short form” merger procedure available under Delaware law. All Shares not acquired in the Offer converted into the right to receive the Consideration (other than (i) Shares held by holders who comply with the relevant provisions of Section 262 of the Delaware General Corporation Law regarding the rights of stockholders to demand appraisal of such shares in connection with the Merger and (ii) Shares held in the treasury of etrials or owned by the Registrant, Offeror or any other wholly-owned subsidiary of the Registrant).   The surviving corporation is now a wholly-owned subsidiary of the Registrant and is named Merge eClinical Inc.

A copy of the Registrant’s News Release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 20, 2009, the Registrant announced a plan of termination described in paragraph 8 of FASB Statement of Financial Accounting Standards No. 146 Accounting for Costs Associated with Exit or Disposal Activities (SFAS No. 146), under which material charges will be incurred under generally accepted accounting principles applicable to the Registrant.  The date of commitment to this course of action was July 16, 2009.  The Registrant’s plan of restructuring of its organization will result in a reduction in force of approximately 35 employees.

This reduction in force occurred on July 20, 2009 and was made in order to further streamline the organization, meet management targets and support the acquisition of etrials.  As a result of this action, the Registrant is expected to take a charge in the amount of approximately $1.7 million in the third quarter of 2009.  This charge consists of benefits, severance and related termination costs.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As a condition to the closing, the Registrant requested the resignation of three executives of etrials as a result of the Registrant’s tender offer and merger of etrials:  M. Denis Connaghan, etrials’ Chief Executive Officer; James Emerson, etrials Vice President, Technology and Development; and Joseph Trepanier, III, etrials’ Chief Financial Officer.  Each of these officers had an employment agreement and a bonus agreement that entitled them to certain amounts of severance and bonus payments in light of their termination.  In order to receive these payments, each officer executed a severance and release agreement.  These resignations became effective on July 20, 2009, upon closing of the Merger.

Under these severance and release agreements, the Registrant will incur a total of $0.7 million including severance, bonus and benefits in the third quarter of 2009.

As a result of these actions, M. Denis Connaghan and Joseph Trepanier III also resigned from the Board of Directors of etrials, Inc., and etrials Worldwide Ltd (a U.K. subsidiary of etrials Worldwide, Inc.).

Item 9.01 Financial Statements and Exhibits.

(a)           The financial information set forth in the section of Registrant’s Form S-4, filed with the Securities and Exchange Commission on June 16, 2009, beginning “Index to Consolidated Financial Statements eTrials Worldwide, Inc.” is incorporated herein by reference.

(b)           The financial information set forth in the sections of Registrant’s Form S-4, filed with the Securities and Exchange Commission on June 16, 2009, entitled “Unaudited Pro Forma Condensed Consolidated Financial Statements” is incorporated herein by reference.

(d)           Exhibit 99.1 New Release of the Registrant dated July 20, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MERGE HEALTHCARE INCORPORATED

July 20, 2009	/s/ Steven M. Oreskovich
By: Steven M. Oreskovich
Title: Chief Financial Officer

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EXHBIT INDEX

Exhibit Number	Description

99.1	Exhibit 99.1 News Release dated July 20, 2009